Rennova Health WELCOMES new chief financial officer

WEST PALM BEACH, Fla. (April 9, 2019) – Rennova Health, Inc. (OTC: RNVA), (OTC: RNVAW), (“Rennova” or the “Company”), a vertically integrated provider of industry-leading diagnostics and supportive software solutions to healthcare providers that acquired its third rural hospital in Tennessee in March 2019, announces that its Board of Directors has appointed Jonathan Immordino, MBA, CPA to the position of Chief Financial Officer (CFO) effective April 8, 2019.

Mr. Immordino has held senior level healthcare executive roles in finance and operations for the past 20 years in both public and privately held companies. Jonathan has a strong track record of integrity, leadership and results, whilst driving the attainment of business, revenue and profitability targets across a variety of healthcare providers, including seven years as Chief Financial Officer at Saint John’s Episcopal Hospital, NY.

Prior to his appointment with Rennova, Mr. Immordino was interim CFO at MRI Network/Susan B. Allen Memorial Hospital, where he was tasked with the turnaround for this 76-bed community hospital. He was a key member of the Senior Executive Team with responsibility for business plans, financial systems and reporting, processes and system improvements, internal controls, forecasting and budget management with an emphasis on spearheading growth and continually improving processes.

“We are delighted to welcome Jonathan to the team at what we believe to be a pivotal stage in the development of Rennova,” said Seamus Lagan, CEO of Rennova. “Jonathan brings necessary structure skills and experience to oversee financial reporting at a time when our business is growing and will benefit from the strengthening of the financial team and its controls.”

“I believe my capabilities will assist Rennova meet its objective to be an efficient and profitable provider of health care services in the rural hospital sector,” said Jonathan Immordino, CFO of Rennova. “I look forward to improving efficiency in all areas of the financial management and reporting of the Company for the benefit of its shareholders.”

About Rennova Health, Inc.

Rennova operates three rural hospitals in Tennessee and provides industry-leading diagnostics and supportive software solutions to healthcare providers. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information, please visit www.rennovahealth.com

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission.  The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Rennova Health, Inc.
Sebastien Sainsbury, 561-666-9818
ssainsbury@rennovahealth.com

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